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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 16, 2001

                              THE PMI GROUP, INC.
            (Exact name of registrant as specified in its charter)


           Delaware                    1-13664                   94-3199675
 (State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
       of incorporation)                                   Identification No.)

                601 Montgomery Street, San Francisco, CA 94111
                   (Address of Principal Executive Offices)

               Registrant's telephone number, including area code:
                                (415) 788-7878


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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

The PMI Group, Inc., a Delaware corporation (the "Company"), sold $360 million aggregate principal amount of its 2.50% Senior Convertible Debentures due 2021 (the "Debentures") in a private offering, resulting in net proceeds of approximately $350.8 million. The closings of the offering took place on July 16, 2001 and July 18, 2001. The Company intends to use the net proceeds of the offering for repayment or retirement of existing indebtedness and for general corporate purposes.

The following description is only a summary of the material provisions of the Debentures, the Indenture, dated as of July 16, 2001, between the Company and The Bank of New York, as trustee, and the Resale Registration Rights Agreement, dated as of July 16, 2001, among the Company and the initial purchasers of the Debentures. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to this Current Report on Form 8-K.

Maturity Date.  The Debentures are due on July 15, 2021.
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Interest. The Debentures bear interest at a rate of 2.50% per annum. The Company
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will pay interest on the Debentures on January 15 and July 15 of each year, beginning January 15, 2002. The Debentures will pay additional contingent interest in specified circumstances as described below.

Contingent Interest. The interest rate on the Debentures will increase to the
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Reset Rate for any semi-annual period commencing on July 15, 2004, 2006, 2008,
2011 or 2016, each of which is referred to as a "Reset Rate Determination Date", if the Trading Price Condition for that semi-annual period is satisfied. The "Trading Price Condition" is satisfied for any semi-annual period if the sale price of the Company's common stock for any 20 out of the last 30 trading days ending five days prior to the first day of such semi-annual period is less than or equal to 60% of the conversion price of the Debentures in effect for each of those 20 trading days.

Following an increase to the Reset Rate, the interest rate on the Debentures will remain the Reset Rate unless and until the first day of a subsequent semi-annual period for which the Trading Price Condition is not satisfied, at which time the interest rate on the Debentures will revert to 2.50% per annum and will remain at such rate unless and until the Trading Price Condition is satisfied for a semi-annual period commencing on a subsequent Reset Rate Determination Date.

If the Reset Rate is in effect for a particular semi-annual period, the Company will pay a portion of any increase represented by the change to the Reset Rate as cash interest at an annualized rate of 0.35% per annum (0.175% per semi-annual period) and any remaining increase in interest will be added to the principal amount of the Debentures (but which will not affect the number of shares of common stock issuable upon conversion of the Debentures) and will be accrued and payable at maturity, upon any repurchase at the option of the holder or upon any optional redemption by the Company.

The "Reset Rate" determined as of each Reset Rate Determination Date will be equal to 75% of the rate that would, in the sole judgment of the Reset Rate Agent (to be appointed by the Company), result in a trading price of par of a hypothetical issue of senior, nonconvertible, noncontingent, fixed rate debt securities of the Company with:

 .    a final maturity comparable to the Debentures;

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 .    an aggregate principal amount equal to the principal amount of the
Debentures then outstanding; and

 .    covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of the Debentures, but which are not subject to repurchase by the Company at the option of the holder.

In no case, however, will the Reset Rate ever be greater than 12% or less than 2.85%. Also, if the Reset Rate Agent has not established the Reset Rate for the applicable semi-annual period, or if the Reset Rate Agent determines in its sole judgment that there is no suitable reference rate from which the Reset Rate may be determined, the Reset Rate for that period will be the Reset Rate most recently determined (except if there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate mutually agreed upon by the Reset Rate Agent and the Company reflecting current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent determines that there is a suitable reference rate at which time the Reset Rate Agent shall determine a new Reset Rate.

Conversion Rights. Holders may convert their Debentures prior to stated maturity
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under any of the following circumstances:

 .    during any quarterly conversion period if the closing sale price of the
Company's common stock for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the conversion price on that thirtieth day;

 .    during the five business day period following any 10 consecutive trading-
day period in which the average of the trading prices (as defined in the Indenture) for a Debenture was less than 105% of the average sale prices (as defined in the Indenture) of the Company's common stock multiplied by the number of shares into which such Debenture is then convertible;

 .    during such period, if any, after the 30th day following the initial issuance of the Debentures that the credit rating assigned to the Debentures by both Moody's Investors Service, Inc. and Standard & Poor's Rating Services is below "Baa3" and "BBB-", respectively, or if neither rating agency is rating the Debentures;

 .    if the Company has called those Debentures for redemption; or

 .    upon the occurrence of specified corporate transactions described in the
Indenture.

Holders may convert any of their outstanding Debentures (or portions of outstanding Debentures) as described above into the Company's common stock initially at the conversion price of $88.31 per share (equal to a conversion rate of 11.324 shares per $1,000 principal amount of Debentures). The conversion price (and the conversion rate) may be adjusted for certain reasons, but will not be adjusted for accrued interest, if any. Upon conversion, holders will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

Optional Redemption by the Company. The Company may not redeem the Debentures
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prior to
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July 15, 2006. The Company may redeem some or all of the Debentures on or after
July 15, 2006, for a price equal to the principal amount of the Debentures plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on such redemption date.

Repurchase Right of Holders. Each holder of the Debentures may require the
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Company to repurchase all or a portion of the holder's Debentures on July 15,
2004, 2006, 2008, 2011, and 2016 at a price equal to the principal amount thereof plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the date of purchase. The Company may choose to pay the purchase price in cash, common stock, or a combination of cash and shares of common stock. If the Company elects to pay all or a portion of the purchase price in common stock, the shares of common stock will be valued at 97.5% of the average sale price for the 20 trading days ending on the third day prior to the repurchase date.

Change of Control. Upon a change of control of the Company, holders may require
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the Company, subject to certain conditions, to repurchase all or a portion of their Debentures. The Company will pay a purchase price equal to the principal amount of such Debentures plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the purchase date. The Company may choose to pay the purchase price in cash, common stock, or a combination of cash and shares of common stock. If the Company elects to pay all or a portion of the purchase price in common stock, the shares of common stock will be valued at 97.5% of the average sale price for 20 trading days ending on the third day prior to the repurchase date.

Registration Rights. The Company has agreed to (i) file with the Securities and
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Exchange Commission within 90 days after the original issuance of the
Debentures; and (ii) use its reasonable efforts to cause to become effective within 180 days after the original issuance of the Debentures, a shelf registration statement with respect to the resale of the Debentures and the common stock issuable upon conversion of the Debentures. The Company will be required to pay holders additional interest if it fails to register the Debentures and the common stock issuable upon conversion of the Debentures within, and during, specified time periods.
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits

              The following exhibits are filed with this report:

              4.1 Indenture dated as of July 16, 2001 between The PMI Group, Inc. and The Bank of New York, as Trustee.

              4.2 Resale Registration Rights Agreement, dated as of July 16, 2001, among The PMI Group, Inc., Banc of America Securities LLC and Lehman Brothers Inc.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   The PMI Group, Inc.
                                   (Registrant)

July 18, 2001                      By: /s/ John M. Lorenzen, Jr.
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                                       John M. Lorenzen, Jr.
                                       Executive Vice President,
                                       Chief Financial Officer